Exhibit 3.1   Articles of Amendment to the Articles of Incorporation

                                       Of
                              Evica Resources, Inc.

Pursuant to the provision of the Utah Code Annotated (1953) Section 16-10-57, et seq., as amended, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1.            The name of the corporation is Evica Resources, Inc.
2. The following amendments to the Article of Incorporation were adopted by the shareholders of the corporation on the 16th day of March, 1984, in the manner prescribed by the provision of the Utah Business Corporation Act.

Article I

Name. The name of the corporation (hereinafter called the "Corporation") is American Arms, Inc.

3. The number of shares of the corporation outstanding at the time of such adoption was 4,350,000 and the number of shares entitled to vote thereon was 4,350,000. All of the shares were common shares of the same class with like rights and preferences.
4.            All of the shares were voted for the above amendments as follows:

         No. of Shares           Shares Voted "For"      Shares Voted "Against"

         4,350,000               3,394,000               None

5. The manner in which an exchange of issued shares shall be affected is as follows: No Exchange. 6. The manner in which such amendments effect a change in the amount of stated capital as changed by such amendment is as follows:  No Change.


         Dated: this 14th day of March, 1984

                                      Evica Resources, Inc.

                                      /s/ Richard L. Wilford
                                      ------------------------------------
                                      Richard L. Wilford, President

                                      /s/ Sharon M. Farnsworth
                                      -------------------------------------
                                      Sharon M. Farnsworth, Secretary

STATE OF UTAH                )
                              )   ss.
COUNTY OF SALT LAKE )

On the 14th day of March, 1984, personally appeared before me Richard L. Wilford and Sharon Farnsworth, the signers of the within and foregoing instrument, and duly acknowledge to me that executed the same.


                                      /s/  Kelly Krueger
                                      -----------------------------------
My Commission Expires:  2-17-88       Notary Public
                                      Residing in Salt Lake City


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